Exhibit 14.1
JCPenney
Statement of Business Ethics

STATEMENT OF BUSINESS ETHICS

RESPECT

HONESTY

RESPONSIBILITY

LOYALTY

COMMUNICATION

INTEGRITY MATTERS

JCPenney Statement of Business Ethics
                                       Chairman’s Letter

Dear Associates,

Our commitment to the execution of our 2007 - 2011 Long Range Plan and its initiatives will take the talent and efforts of all of us, working together with the highest ethical standards and making integrity matter, every day.

Each year we revise and republish our Statement of Business Ethics. Please review it carefully. It sets out the standards and procedures by which, together, we promote a culture of legal compliance and integrity at JCPenney.

If faced with a situation in which you are unsure about what to do, turn to the Statement of Business Ethics. If the answer is still unclear (or if you need to report a concern about a possible violation of our Company's policies, law or ethics), the Statement provides direction on ways you can ask your question or voice your concern. One way is to call jLine (800-527-0063), our new concern line for issues involving ethics, legal compliance, Human Resources, accounting complaints or loss prevention.

The Statement of Business Ethics has my full support and the support of our Board of Directors. You have our pledge to uphold our Company's reputation and commitment to the highest standard of ethics, and we ask the same from each of you.

As we work toward establishing JCPenney as the growth leader in the retail industry, it is critical that we continue to honor the ethical heritage of our Company and follow the WINNING TOGETHER Principles.

Sincerely,

Myron E. (Mike) Ullman, III
Chairman of the Board and CEO

JCPenney Statement of Business Ethics

Table of Contents

Chairman’s Letter

Why We Have a Statement of Business Ethics
We Have a Responsibility to Comply with this Statement, to Disclose Conflicts, to Ask Questions, and to Report Suspected Violations
We Promote a Great Work Environment and Treat One Another with Respect and Dignity
How We Treat One Another
Associate Privacy and Personal Activities
Health and Safety
Wage and Hour Laws
Diversity & Inclusion
We Have a Duty to Our Company and Our Shareholders
Conflicts of Interest
Relations with Suppliers
Gifts
Meals
Entertainment and Travel
Loans
Former Associates
Relatives
Solicitations of Suppliers for Non-Profit Organizations
Interest in Competitors
Diversion of Corporate Opportunity
Safeguarding Company Information
Preserving Company Assets
Inventions
Books, Records, and Accounts
We Build Lasting Relationships with Our Customers
Product Safety
Advertising
Use and Protection of Customer Information
We Care About Our Communities
Compliance with Law
Securities Laws
Environmental Practices
Political Activities
Antitrust
Foreign Corrupt Practices Act
Certificate of Compliance

JCPenney Statement of Business Ethics
Why We Have a Statement of Business Ethics

[Associate Photo Omitted]

At JCPenney, our goals are to WIN TOGETHER with our customers, by building deeper, more enduring customer relationships; Associates, by increasing associate engagement and retention; and shareholders, by delivering leading financial performance. Our high integrity is essential to meeting each of these goals.

This Statement of Business Ethics was derived from James Cash Penney, our founder, and his belief in doing business by the standard of the Golden Rule, "Do unto others as you would have them do unto you." In 1913, Mr. Penney and six of his partners interpreted the meaning of the Golden Rule for their business when they drafted the set of principles that we know today as The Penney Idea. It ends with the question: "Does it square with what is right and just?" These words express the integrity that we all believe is fundamental to our business and are still what governs our decisions today.

At JCPenney, we continue our tradition of ethical behavior with our WINNING TOGETHER Principles. They reflect how we at JCPenney believe we should work with each other, our business partners, our customers and our communities.

WINNING TOGETHER Principles
Associates-We value, develop, and reward the contributions and talents of all Associates
Integrity - We act only with the highest ethical standards
Performance - We provide coaching and feedback to perform at the highest level
Recognition - We celebrate the achievements of others
Teamwork - We win together through leadership, collaboration, open and honest communication,  and respect
Quality - We strive for excellence in our work, products, and services
Innovation - We encourage creative thinking and intelligent risk taking
Community - We care about and are involved in our community

We believe Integrity encompasses the following qualities:

Respect
•	We treat fellow Associates with respect and maintain an environment that is safe and free from harassment and discrimination
•	We value our customers and treat them with courtesy and dignity
•	We deal fairly with our suppliers, contractors and other business contacts

Honesty
•	We are truthful in our communications to others
•	We do not steal
•	We are committed to the accuracy of all Company records

Responsibility
•	We obey the law
•	We protect the confidentiality of Company, customer and Associate information

Loyalty
•	We act in the best interest of JCPenney

Communication
•	We ask questions when we have doubts about whether something is right
•	We report issues that don't seem right

We Have a Responsibility to Comply with this Statement, to Disclose Conflicts, to ask Questions, and to Report Suspected Violations

The JCPenney Statement of Business Ethics applies to all JCPenney Associates. All management and Home Office Associates are required to certify their compliance. If you are a manager, you are expected also to ensure that all individuals you supervise are aware of these policies and

JCPenney Statement of Business Ethics

procedures, and to promote compliance with them. Any waiver of the Statement of Business Ethics or its provisions may be made only by the Legal Compliance and Business Ethics Committee. Any waiver of the Statement of Business Ethics for executive officers of the Company may be made only by the Board of Directors and must be promptly disclosed to stockholders.

Although this Statement is intended to be a positive communication of our high ethical standards, it is more than an expression of desire that certain ideas be observed. Associates should be aware that failure to comply with the policies described in this statement, including the disclosure requirements, may result in termination of employment. There may also be significant financial implications, such as forfeiture of incentive compensation payments and termination of equity awards.

Not every situation can be specifically covered in the Statement. If you are faced with a situation in which the proper course of conduct is unclear to you, you should discuss it with your manager, HR representative, another JCPenney manager or, if you prefer to discuss the issue anonymously, call jLine at 800-527-0063.

If you think that something is wrong, or believe that another Associate may have violated JCPenney polices, including the policies set forth in this Statement, you have a duty to raise questions and report concerns immediately. You should begin by sharing your concerns with your immediate supervisor. If you wish, you may call jLine at 800-527-0063. jLine is operated by Global Compliance, an organization independent from JCPenney. Your call can be anonymous.

JCPenney has a strict policy against retaliation. The Company will take no adverse action or retribution against any Associate because he or she reports in good faith any concerns or possible violations of law, ethics or Company policy.

If you have raised a question or reported a violation to management or jLine and uncertainty still remains, or you believe you have not received an appropriate response, you should discuss the situation with the Legal Department. The following contacts may be used for this purpose:
•	Mary Tacher(972) 431-1257
Vice President, Associate General Counsel

•	Gary Barton(972) 431-5948
Compliance Coordinator

We Promote a Great Work Environment and Treat One Another with Respect and Dignity

How We Treat One Another
At JCPenney, we treat each other with respect and dignity. This means, for example, that employment decisions are made without regard to race, color, religion, ethnicity, national origin, sex, sexual orientation, gender identity and expression, marital status, family status, veteran status, age, citizenship, the presence of any disability or other status protected by law.

Treating one another with respect and dignity also means that all Associates are entitled to work in an environment that is free of harassment. If you believe that you or another Associate has been treated unfairly or harassed, immediately notify your manager or your Human Resources representative. If you prefer, you may call jLine at 800-527-0063. Your concerns will be investigated promptly and treated in a confidential manner.

Associate Privacy and Personal Activities
Treating each other with respect and dignity includes respecting one another's privacy. In most circumstances, you may keep your personal activities outside of the workplace confidential. However, you should always keep in mind that you are a representative of JCPenney. Further, if you use the equipment or resources of JCPenney for any communication from or to anyone, you have consented to the right of JCPenney to access such communication. Do not use the equipment or resources of JCPenney if you intend a communication to be private. For example, any use of JCPenney equipment or its network to send or receive e-mail communication or for connecting with the Internet is never to be considered a private communication.

JCPenney and its Associates also have a duty to handle the personal information of all Associates with care and prevent the unauthorized disclosure of this information.

Health and Safety
Our goal is to provide all Associates with a clean, safe and healthy work environment. To achieve this goal, we must recognize our shared responsibility to follow all safety rules and practices, to cooperate with officials who enforce those rules and practices, to take necessary steps to protect ourselves and other Associates, to attend required safety training and to report immediately all accidents, injuries and unsafe practices or conditions.

Wage and Hour Laws
JCPenney is committed to following all applicable minimum wage, overtime wage, child labor and other wage and hour laws and regulations.

We require our suppliers to comply with those laws as well. For more information about supplier legal compliance, please refer to the Supplier Legal Compliance Statement.

To assure that all work performed for JCPenney is compensated correctly, it is essential that all work time is reported and recorded accurately. Every Associate is responsible for this important record-keeper task, both for yourself and for any Associates you supervise.

JCPenney Statement of Business Ethics
Diversity & Inclusion
JCPenney actively creates and promotes an environment that is inclusive of all people and their unique abilities, strengths and differences. We respect and embrace diversity in each other, our customers, suppliers and all others with whom we interact.

JCPenney Diversity provides guidance on diversity issues and promotes diversity as a strategic and competitive business advantage for the Company. If you would like to learn more about diversity at JCPenney or if you have questions about diversity issues, please talk to your manager, or contact a member of the Diversity team at 972-431-2938.

We Have a Duty to Our Company and Our Shareholders

Conflicts of Interest
At JCPenney we have a duty of loyalty to the Company. This means that we must take actions that are in the best interest of JCPenney, unclouded by conflicting interests of other organizations or persons. Associates should avoid activities, interests, or relationships that would create, or might appear to others to create, a conflict with the interests of the Company. All Associates must be able to perform their duties and exercise their judgments on behalf of the Company without influence, or the appearance of influence, by a non-Company activity, interest, or relationship. Therefore, a full and prompt disclosure of facts regarding potential conflicts is necessary to avoid problems. The determination of whether there is a conflict, or appearance of a conflict, will be made by the Company, and not by the Associate(s) involved.

Relations with Suppliers
It is JCPenney's policy to select suppliers on the basis of price, quality, and performance. An Associate must avoid personal, financial, or other involvement with a supplier with whom he or she does, or is likely to do, business. Additionally, Associates should not purchase products directly from suppliers doing business, or with whom JCPenney is negotiating to do business, unless such purchase is made under circumstances and at prices offered to the general public. Suppliers should not be solicited to engage in activities outside of the business relationship by Associates. Such involvement and activities might appear to cause an Associate to select a supplier for reasons other than price, quality, and performance.

Gifts
Good business relationships are built through trust and integrity, not through the exchange of gifts and other favors. In fact, such activities may be illegal. All Associates must conduct business in an ethical manner and are strictly prohibited from accepting bribes, kickbacks, payoffs or other types of payments from any organization or individual seeking to do business with, doing business with, or competing with JCPenney.

Associates should not, directly or indirectly, accept gifts of cash or anything else of value from anyone having or seeking business with JCPenney, other than non-cash gifts of nominal value generally used for promotional purposes by the donor. "Nominal value" means, generally, not more than $50 in retail value. If an Associate receives a gift with a retail value of $50 or more from a supplier, he or she should notify their manager immediately.

Meals
Participation in business-related functions, including, on occasion, the acceptance of lunches or other meals on occasion, is a normal and permissible business practice. However, care must be exercised to ensure that such functions serve a business function, that their value and frequency are not excessive, and that there is reciprocation.

Entertainment and Travel
Occasional entertainment or outings, such as local sports events, dinners, theater performances, or golf dates, may be accepted if there is a business purpose and if the Associate reciprocates. In cases where reciprocation does not seem possible, but the Associate believes it is in the Company's interest to attend, approval must be obtained from a supervisor, such as a unit manager or a department head. Entertainment trips at even partial supplier expense should not be accepted. On rare occasions, it may be appropriate for travel expenses of Associates to be paid by a supplier, but only if the trip is solely for business purposes and is approved in advance by the Associate's manager.

Loans
Associates should not accept loans from any persons or entities having or seeking business with JCPenney except from recognized financial institutions, at the normal interest rates offered at the time of borrowing. In discussing personal financing with banks, no Associate should state or imply that the bank's response will in any way affect its relationship with JCPenney. Our business relationships with financial institutions are not to be utilized to influence in any way personal loans to Associates.

JCPenney Statement of Business Ethics
[Associate Photo Omitted]

Former Associates
To encourage decision making unaffected by the influence of former Associates who are working for other interests, any Associate who leaves JCPenney for whatever reason may not call on the company as a representative of a supplier selling or seeking to sell goods or services, unless a period of one year has elapsed since the former Associate left the Company.

Relatives
An Associate should not be in a position to make or influence a decision relating to JCPenney engaging in business with another company in which a relative or close friend has an interest. Also, Associates should not be in a position to derive an indirect benefit from a Company transaction involving a relative. For these purposes, "relative" includes your spouse, domestic partner, child, parent, brother and sister and their spouses. No relative of a JCPenney Associate in a profit-sharing management position will be permitted to call on units of the Company as a representative of a supplier selling or seeking to sell goods or services unless the matter has been disclosed and approved in advance by either the Human Resources Department or the Legal Compliance and Business Ethics Committee. An Associate should seek that approval by disclosing the relationship in the disclosure box of the Certificate of Compliance available through the Associate Kiosk. The Human Resources Department and the Legal Compliance and Business Ethics Committee will base their decisions on:

•	The extent, if any, the Associate's position might influence the Company's business relationship with the relative's company; and
•	The likelihood the relationship would result in the appearance or possibility of a conflict of interest.

Solicitations of Suppliers for Non-Profit Organizations
At JCPenney, we care about and are involved in our community. This often includes participation in activities on behalf of non-profit organizations. It is permissible for an Associate to solicit a supplier on an occasional basis for a nominal contribution to a recognized charity in a fundraising event. However, care should be taken to avoid any impression that a supplier's contribution is expected in order to maintain its relationship with JCPenney. Additionally, if an Associate accepts unusual honors from a non-profit organization, he or she should avoid creating the impression that JCPenney provides ongoing financial support to the organization and that suppliers should also do so.

Interest in Competitors
Because of our duty of loyalty to JCPenney, Associates should not have any direct or indirect interest in, or involvement with, any competitor of the Company if it might influence, or appear to influence, that Associate in the performance of his or her Company duties. An Associate may, however, sell products or work for another company that sells products of the type sold by JCPenney so long as the activity for the competitor does not relate to, impact, or interfere with the Associate's position with the Company.

Ownership of stock in a competitor will not be deemed a conflict of interest if both of the following conditions exist: (a) the stock is publicly traded, and (b) the amount owned by the Associate does not exceed one tenth of 1% of the amount outstanding.

Diversion of Corporate Opportunity
An Associate should not appropriate to himself or herself, nor divert to any other person or entity, a business or financial opportunity which the Associate knows, or reasonably could anticipate, the Company would have an interest in pursuing.

Safeguarding Company Information
JCPenney information is a valuable asset. All non-public information and records concerning any aspect of JCPenney business or acquired by Associates as a result of their employment by the Company are confidential. Associates may not disclose or use for their benefit or for the benefit of another, any confidential JCPenney information, including information about our internal operations, performance, customers, suppliers, or Associates, to others without appropriate authorization.

Your obligation to preserve JCPenney's confidential information continues even after your employment ends.

JCPenney Statement of Business Ethics
[Associate Photo Omitted]

If you take JCPenney proprietary information with you when you leave the Company, you may be subject to civil and criminal liabilities. Associates must also protect other companies' confidential information. Associates should not disclose or use the confidential information of their previous employers or of any other company in conducting business on behalf of JCPenney.

Associates should refer all media inquiries regarding any corporate issue to the Corporate Communications Department by calling 972-431-4181. Associates should refer all inquiries from the investment community to the Investor Relations Department by calling 972-431-2217. For more detailed guidance regarding public statements, please refer to the Public Relations Guidelines and Procedures.

Associates should not make presentations, participate in panel discussions, teach courses, or write an article or book relating to their work activities without obtaining proper approval from their department head or other appropriate supervisory personnel. Public Relations clearance is required in cases where presentations involving JCPenney are likely to be used by the media.

Preserving Company Assets
JCPenney assets are to be acquired, used, and disposed of for the benefit of the Company and its stockholders, and not for the personal enrichment of Associates. Each Associate shall comply with JCPenney procedures to preserve the assets of the Company and shall not create situations that may harm the reputation of JCPenney or create financial liability.

Any act of theft, fraud, embezzlement or misappropriation of property is strictly prohibited. No corporate funds or assets should be used for any unlawful purpose. In addition, no Associate should appropriate or make available to others any JCPenney property for a non-Company purpose. This includes tangible assets such as cash, inventory, equipment, supplies, displays, and samples and intangible assets such as Company brands, strategic plans and processes, trademarks, ideas, inventions, and the data and information to which Associates have access as a result of their work responsibilities.

Each Associate must be familiar with the procedures applicable to his or her responsibilities and must be sure that they are followed, particularly in connection with the acquisition, use, or disposition of JCPenney assets. Associates in a supervisory role also must require compliance on the part of those they supervise, particularly where JCPenney may have obtained use of material under license from a supplier.

JCPenney's electronic resources, including the Internet, are to be used by Associates for conducting legitimate Company business. Incidental personal use is permissible so long as it (a) does not consume more than a nominal amount of resources, (b) does not compromise the confidentiality of JCPenney information, (c) does not place Company networks and information at risk, and (d) does not unduly interfere with business activity. JCPenney maintains ownership rights in all information contained in its electronic resources and reserves its right to access at any time any information contained in its electronic resources. The contents of electronic files may be disclosed to others without the consent of the Associate.

Inventions
Inventions or innovations conceived or devised by Associates are an asset of JCPenney when they (a) arise out of or are suggested by work performed by an Associate for the Company, (b) result from the Associate's use of Company time, facilities, equipment, or supplies, or (c) arise out of or are suggested by the Associate's use of JCPenney information on trade secrets or other confidential information. When an Associate invention is deemed an asset of JCPenney, the Associate must assign the invention to the Company.

Books, Records, and Accounts
We must maintain books, records, and accounts that, in reasonable detail, accurately and fairly reflect the business transactions. False or misleading entries are not permitted and should not be made in any books or records of the Company for any reason. No fund, asset, or account of the Company may be established or acquired for any purpose unless such fund, asset, or account is accurately reflected in the Company's books and records. If you are aware of any situations involving false information in JCPenney records, you should call jLine at 800-527-0063.

JCPenney Statement of Business Ethics
We Build Lasting Relationships with Our Customers

Product Safety
At JCPenney, the safety of our customers is paramount. All products we sell must not only meet all applicable safety standards set by law, they must also meet JCPenney safety standards. Our policy is not to knowingly sell any unsafe product and to minimize, as much as possible, hazards from products which inherently entail some risk. Our customers have a right to expect that our products will not endanger their health or safety in any way.

Advertising
JCPenney prides itself on being a trusted partner with our customers. Our advertising will provide clear and accurate information to help our customers make buying decisions. The purpose of our advertising has always been to emphasize the quality of our products and the fairness of our prices. We believe that a properly informed customer will be a loyal customer.

All advertising used by the Company is legally required to be true and not deceptive or misleading in any manner. Additionally, all JCPenney advertising must comply with the laws in the areas of product information, pricing, comparative pricing, product availability, credit terms, warranty statements and telephone and mail order procedures among others. All product or pricing claims must be substantiated by supporting data before they are made. We must be careful to assure that the customer is not disappointed by claims about our products that are not supported by performance.

Use and Protection of Customer Information
As stated in our Privacy Policy, JCPenney recognizes and respects the privacy of our customers. Therefore, all information about our customers must be treated with care. Associates should use or disclose that information to others, whether fellow Associates or third parties, only as needed for authorized Company business purposes and in accordance with applicable laws. The Customer File Management Manual should be consulted for policies and procedures relating to the use of information about customers.

In addition, this responsibility includes taking appropriate steps to prevent the unauthorized disclosure or use of, or unauthorized access to, information about our customers - particularly personal information such as names, addresses, telephone numbers, driver's license numbers, and credit/debit checking account numbers. It also includes the appropriate disposal of customer data in all forms. The Policy on Safeguarding Company Information describes measures Associates should take when handling customer information.

We Care About Our Communities

Compliance with Law
As residents and citizens of the countries in which we operate, it is our duty and responsibility to follow the laws of the land. Our expectation is that every Associate of the Company, while acting personally or on behalf of the Company, will comply with all applicable laws. As we all know, violation of laws can result in both corporate and personal liability, as well as damage to our Company's reputation. JCPenney recognizes that we're not all lawyers and we cannot know all the laws that may apply. When in doubt about a legal issue, call the Legal Department. If you are uncertain which attorney to call, consult the Legal Department by Topic Webpage.

Securities Laws
JCPenney obeys all laws designed to protect the investing public with respect to disclosure of material information. Information is considered material if it would be expected to affect a reasonable investor's decision to buy, sell or hold JCPenney stock. Examples would be a significant upward or downward revision of earnings forecasts, a significant restructuring change, a major management change, or a significant acquisition or divestiture.Associates should not effect any transaction in the securities of JCPenney (including the exercise of options and transactions in the 401K Savings Plan) or another company involved with JCPenney while they have material nonpublic information about JCPenney or the other company.Associates should not disclose material nonpublic information to anyone (including family members and other Associates of JCPenney), except where disclosure is needed to enable JCPenney to carry on its business and steps have been taken to ensure the protection of that information.Within JCPenney, Associates should only discuss or disclose material nonpublic information in the conduct of JCPenney business and when they have no reason to believe that the information will be misused or improperly disclosed by the recipient.Associates may not enter into options trading or short selling of JCPenney securities, because these transactions may give the appearance of improper trades, look disloyal and are inconsistent with Associates' duties to JCPenney. Misuse of material nonpublic information can result in criminal or civil liability, or both. No Associate should purchase or sell securities, or advise or in any way encourage anyone else to purchase or sell securities, on the basis of material nonpublic information. If an Associate transmits material nonpublic information to any other person who acts upon it, both the Associate and the Company, or either of them, could be liable for the action of such other person.

JCPenney Statement of Business Ethics
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Environmental Practices
As a Company and as individuals, we must exercise good judgment with regard to the environmental impact of our use of JCPenney facilities and real estate. We constantly work to ensure that we are doing business in an environmentally responsible manner. We also continually seek to ensure that our operations, to the fullest extent feasible, preserve and improve the environment as well as protect the health and safety of our Associates, customers, and communities where we do business. JCPenney has adopted a statement of principles on the environment to give more specific content to our policy of environmental responsibility.

Political Activities
JCPenney encourages Associates to become involved in the political process on their own time if they are interested. However, such activities must be restricted to the use of an Associate's personal resources and facilities. An Associate will not be favored or prejudiced in any condition of employment as a result of making or failing to make any political contributions.

JCPenney and our Associates have legitimate interests in the composition of our state, local, and federal governments and in the laws that prescribe the ways business should be conducted. This is, however, a highly regulated area. Corporate payments of anything of value, including cash, merchandise, or services, in connection with political activities are generally either illegal or strictly regulated by law. All proposed payments, donations, or services in any of these areas must be reviewed in advance and approved in writing by the designated representative of the Government Relations Group of the Legal Department. Failure to comply with this policy can lead to embarrassment, serious problems, and unwanted media attention for the Company and our Associates. For more information, visit the Government Relations/Penney PAC Website or call 972-431-1252 if you have questions about political involvement.

In the case of an Associate holding public office, whether elective or appointive, the potential for conflict of interest, or the appearance of conflict, must be taken into account. Therefore, Associates must disclose the intent to run for public office to their manager and on the Certificate of Compliance available through the Associate Kiosk and receive a positive response prior to initiating any action.

Antitrust
JCPenney believes in free and fair competition in compliance with the antitrust laws of the United States. With respect to the retailing business, the principal concern of the antitrust laws is with concerted actions by competing retailers, or by individual suppliers and retailers, that raise prices, limit merchandise availability or selection, or divide markets to the detriment of consumers. Associates must avoid agreements or understandings with competitor or supplier representatives that would have any of these or other anticompetitive effects. Violations can lead to extremely serious consequences for both the Company and the individuals involved.

Inducing a supplier to provide discriminatory pricing, terms, promotional allowances or services may also violate the antitrust laws. This doesn't mean that we can't and shouldn't negotiate aggressively in all areas with our suppliers. It just means that we shouldn't seek an unfair advantage over our competitors.

Foreign Corrupt Practices Act
Associates are strictly prohibited from using Company funds or other Company assets for any illegal, unethical or improper purpose. Whether or not it is an accepted practice in a particular country, Associates may not give, offer or promise to pay a bribe, kickback or other similar unlawful or improper payment or gift to any foreign official, department or agency, foreign political party or political party official, or candidate for foreign political office for the purpose of obtaining or retaining business, directing business to any particular person, or securing an improper advantage for the Company. Associates may not use, employ or authorize suppliers, third party agents or any outside person or entity for the purpose of circumventing this policy.

While the anti-bribery prohibition does not apply to infrequent, small "facilitating" payments made to a foreign official to perform non-discretionary, ministerial or clerical duties, this exception will be narrowly interpreted and will only apply to infrequent small payments made to facilitate routine governmental action ordinarily and commonly performed by a foreign government official, such as processing government papers or providing working utilities. All "facilitating" payments must be reviewed and approved by the Legal Department in advance of the payment being made. Additionally, all such payments must be accounted for accurately and truthfully on the Company's books and records.

JCPenney Statement of Business Ethics

Certificate of Compliance

This Statement of Business Ethics includes a Certificate of Compliance that all Home Office Associates, management Associates (and certain administrative Associates) are required to complete. This certificate is available through the Associate Kiosk. The Certificate of Compliance also contains a disclosure box for you to enter any circumstances which might affect your compliance with this Statement. You must make any such disclosures as soon as any such circumstances arise.

To sign the Certificate of Compliance and/or to make a disclosure, log on to the Associate Kiosk. Click on "You Have Associate Tasks" in the right hand column. Click on the link for "Signature Required." Follow the instructions on the Certificate of Compliance page, including entering any applicable disclosures, and then electronically sign the Certificate.

If you do not have the message "You Have Associate Tasks," you can electronically sign the Certificate by completing the following steps:

• Log onto the Associate Kiosk.
• Select “Associate Self Service” from the Menu on the left.
• Click on “Business Ethics (View/Sign).” This will take you to the Certificate page and from this page you can also access the full Statement of Business Ethics if you have not yet read it.
• The Certificate of Compliance Update page will appear. Click on the tab at the top entitled “Bus Ethics Update.”
• Enter any applicable disclosures in the disclosure box at the bottom of the Certificate of Compliance and click on the Save button.

You may access the Associate Kiosk using the link above. DO NOT SIGN the Certificate until you have read, understood, and accepted the principles contained in both the Statement of Business Ethics and the Certificate of Compliance. The Certificate of Compliance is neither an employment contract nor a guarantee of continued employment.